CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Reeds, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 14, 2008, relating to the financial statements of Reeds Inc. as of December 31, 2007 and for the years ended December 31, 2007 and 2006, which appears in the Reed’s, Inc Annual Report on Form 10-KSB for the fiscal years ended December 31, 2007 and 2006 filed with the Securities and Exchange Commission on April 15, 2008. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company P.A.
Weinberg & Company, P.A.
Certified Public Accountants

Los Angeles, California
January 22, 2009